Exhibit 99.1

FOR IMMEDIATE RELEASE
June 27, 2018

SMARTFINANCIAL, INC. TO ACQUIRE FOOTHILLS BANCORP, INC.

KNOXVILLE and MARYVILLE, Tenn., June 27, 2018 (GLOBE NEWSWIRE) – SmartFinancial, Inc., Knoxville, Tennessee (“SmartFinancial”) (Nasdaq: SMBK), parent company of SmartBank, and Foothills Bancorp, Inc., Maryville, Tennessee (“Foothills Bancorp”), parent company of Foothills Bank & Trust, jointly announced today their entry into an agreement and plan of merger pursuant to which SmartFinancial will acquire Foothills Bancorp and Foothills Bank & Trust. As of March 31, 2018, Foothills Bank & Trust had total assets of approximately $215 million. Upon completion of the transaction, SmartFinancial is expected to have total consolidated assets in excess of $2.2 billion.

“This acquisition provides an incredible opportunity to expand our presence in East Tennessee and introduce our brand and excellent client service to Blount County, as well as expand our west Knox County presence,” said SmartFinancial President and CEO, Billy Carroll.  “The footprint makes a lot of sense to us given that we already have a strong foundation in neighboring communities, making the expansion with Foothills Bank & Trust a great strategic fit.”

According to Foothills Bank & Trust’s President and CEO, Mark Loudermilk, this partnership is a natural fit. “We could not have picked a better partner from a community banking perspective. Our customers will benefit greatly as we enhance our ability to provide each of them with additional resources and the best banking options available.  SmartBank’s commitment to customer service and strong community involvement certainly compliment the foundation we’ve built since 2007.”

SmartFinancial Chairman Miller Welborn added, “Smart, strategic growth opportunities paired with the best people in strong markets—that’s what we have found in partnering with Foothills Bank & Trust.  We are extremely excited to increase our density and footprint by adding a contiguous market and team to our SmartBank franchise.”

The agreement and plan of merger provides for the merger of Foothills Bancorp with and into SmartFinancial, with SmartFinancial to be the surviving corporation. Under the terms of the agreement and plan of merger, each share of Foothills Bancorp common stock outstanding immediately prior to the merger will be converted into the right to receive $1.75 in cash and 0.666 share of SmartFinancial common stock, which equates to $18.69 per share of Foothills Bancorp common stock and an aggregate transaction value of approximately $36.2 million, in each case based on the 20-day average closing price for SmartFinancial’s common stock of $25.44 as of June 27, 2018.

SmartBank and Foothills Bank & Trust have entered into a separate merger agreement providing for the merger of Foothills Bank & Trust with and into SmartBank immediately following the merger of SmartFinancial and Foothills Bancorp, with SmartBank to be the surviving bank.

The transaction, which is subject to customary closing conditions, including the approval of Foothills Bancorp’s shareholders and the receipt of all required regulatory approvals, is expected to close in the fourth quarter of 2018.

Banks Street Partners, LLC served as financial advisor to SmartFinancial and SmartBank, and SmartFinancial and SmartBank were represented by the law firm Butler Snow LLP.  Monroe Financial Partners, Inc. served as financial advisor to Foothills Bancorp and Foothills Bank & Trust, and Foothills Bancorp and Foothills Bank & Trust were represented by the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

SmartFinancial will host a conference call to discuss the transaction on Thursday, June 28, 2018, at 3:00 p.m. EST. The conference call materials will be published on the investor relations page of SmartFinancial’s website at www.smartfinancialinc.com/corporateprofile, by 9:00 a.m. EST on the day of the call. To access the conference call, dial 888.317.6003 or 412.317.6061 and enter the confirmation number, 8555862. A replay of the conference call will be available through June 28, 2019, by dialing 877.344.7529 or 412.317.0088 and entering the confirmation number, 10121659.

About SmartFinancial, Inc.

SmartFinancial, Inc., headquartered in Knoxville, Tennessee, is the bank holding company for SmartBank, a full-service commercial bank founded in 2007 and domiciled in Pigeon Forge, Tennessee. SmartFinancial’s common stock is traded on the Nasdaq Capital Market under the ticker symbol “SMBK.” SmartBank has 26 branch offices across Tennessee, Alabama, and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions, and a disciplined approach to lending have all contributed to SmartFinancial’s and SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

About Foothills Bancorp, Inc.

Foothills Bancorp, Inc., headquartered in Maryville, Tennessee, is the bank holding company for Foothills Bank & Trust. Foothills Bank & Trust, also headquartered in Maryville, Tennessee, is a Tennessee-chartered commercial bank established in 2007. The bank has two branch offices in Maryville, Tennessee and one office in Knoxville, Tennessee. The mission of Foothills Bank & Trust is to serve individuals and small businesses in Blount and Knox counties. More information about Foothills Bank & Trust can be found on its website: www.fhbank.com.

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Investor Contacts

Billy Carroll
President and Chief Executive Officer
SmartFinancial, Inc.
Email: billy.carroll@smartbank.com
Phone: 865.868.0613

Ron Gorczynski
Executive Vice President
Chief Administrative Officer
SmartFinancial, Inc.
Email: ron.gorczynski@smartbank.com
Phone: 865.437.5724

Media Contact

Kelley Fowler
Senior Vice President
Public Relations/Marketing
SmartFinancial, Inc.
Email: kelley.fowler@smartbank.com
Phone: 865.868.0611

Foothills Bancorp Shareholder Contact

Mark Loudermilk
President and Chief Executive Officer
Foothills Bancorp, Inc.
Email: mloudermilk@fhbank.com
Phone: 865.738.2230

Important Information for Shareholders

This press release shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, SmartFinancial will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will contain the proxy statement of Foothills Bancorp and a prospectus of SmartFinancial. Shareholders of Foothills Bancorp are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed transaction, Foothills Bancorp, and SmartFinancial. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to Foothills Bancorp shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting Ron Gorczynski, SmartFinancial’s Chief Administrative Officer, at 865.437.5724 or Mark Loudermilk, the President and Chief Executive Officer of Foothills Bancorp, at 865.738.2230. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including statements regarding the intent, belief, or current expectations of SmartFinancial’s management regarding the company’s strategic direction, prospects, or future results or the benefits of the proposed transaction, are subject to numerous risks and uncertainties. Such risks and uncertainties include, among others, (1) the risk that the cost savings and revenue synergies anticipated in connection with the proposed transaction may not be realized or may take longer than anticipated to be realized, (2) disruption from the proposed transaction with customers, suppliers, or employee or other business relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement and plan of merger, (4) the risk of successful integration of the two organizations’ businesses, (5) the failure of Foothills Bancorp’s shareholders to approve the agreement and plan of merger, (6) the amount of costs, fees, expenses, and charges related to the proposed transaction, (7) the ability to obtain required governmental and regulatory approvals for the proposed transaction, (8) reputational risk and the reaction of the parties’ customers to the proposed transaction, (9) the failure of the conditions to closing of the proposed transaction to be satisfied, (10) the risk that the integration of Foothills Bancorp’s operations with those of SmartFinancial will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the proposed transaction, (13) changes in management’s plans for the future, (14) prevailing economic and political conditions, particularly in our market areas, (15) credit risk associated with our lending activities, (16) changes in interest rates, loan demand, real estate values, and competition, (17) changes in accounting principles, policies, or guidelines, (18) changes in applicable laws, rules, or regulations, and (19) other competitive, economic, political, and market factors affecting our business, operations, pricing, products, and services. Certain additional factors which could affect the forward-looking statements can be found in SmartFinancial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website (www.sec.gov). SmartFinancial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.